Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of December 13, 2005, and is made by and between SIRVA, Inc., a Delaware corporation (the “Company”), and J. Michael Kirksey (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as a Senior Vice President and its Chief Financial Officer, and Executive desires to accept such employment, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the forgoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.             Agreement to Employ; No Conflicts.

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company.  Executive represents that (i) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which Executive may be bound, (ii) Executive has not violated, and in connection with his employment with the Company will not violate, any non-competition, non-solicitation, or other similar covenant or agreement by which Executive is or may be bound and (iii) in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s employment by any prior employer.  By the date hereof, Executive shall have executed and delivered to the Company the Confidentiality, Proprietary Rights & Non-Solicitation Agreement (the “Confidentiality Agreement”) that Executive previously received.

2.             Term; Position and Responsibilities.

(a)           Term.  Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the date hereof (the “Commencement Date”) and ending on the second anniversary thereof (the “Initial Term”).  Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 90 days prior to the expiration of the Initial Term or such Additional

Term, the Company or Executive, as the case may be, shall have notified the other party hereto in writing that such extension shall not take effect.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b)           Position and Responsibilities.  During the Employment Period, Executive shall serve as Senior Vice President and Chief Financial Officer of the Company, and report directly to the Chief Executive Officer of the Company (or to such other person or corporate body as circumstances may require).  Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s title and position as the Board of Directors of the Company (the “Board”) specifies from time to time, including primary responsibility for the Company’s Global Finance, Information Technology and Purchasing functions.  Executive shall devote all of Executive’s skill, knowledge and business time to the conscientious performance of such duties and responsibilities, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability and time spent performing services for any for-profit business, charitable, religious or community organizations (which such organization or organizations shall be subject to prior approval by the Board (or its designee) in its sole discretion), so long as such services do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties hereunder.

3.             Base Salary.

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $450,000, payable in periodic installments in accordance with the Company’s regular payroll practices (but no less frequently than monthly).  The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase (but not decrease) such base salary from time to time.  The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

4.             Incentive Compensation.

(a)           Management Incentive Plan.  For each full fiscal year of the Company that begins during the Employment Period, Executive shall be entitled to participate in the Company’s Management Incentive Plan (as amended, the “MIP”) in accordance with the terms and conditions of the MIP and on a basis that is commensurate with Executive’s position and duties with the Company.  For each such fiscal year, Executive shall have an annual bonus opportunity of not less than 80% of Base Salary.  For the Company’s 2005 fiscal year, Executive shall receive a guaranteed cash bonus equal to $150,000, which shall be paid at the same time as other senior executives of the Company would be entitled to receive bonuses, if any, pursuant to the MIP.  For the Company’s 2006 fiscal year, Executive’s annual 80% bonus opportunity shall be evaluated based on the extent to which certain performance targets (which will be determined by December 31, 2005) have been achieved.  Notwithstanding anything to the contrary contained in this Section 4(a) or the MIP, and except as otherwise provided in Section 7, Executive shall be entitled to receive a bonus for any given fiscal year pursuant to this Section 4(a) or the MIP only if Executive is employed on the date bonuses are paid to senior executives of the Company.

(b)           Equity Compensation.

(i)            Stock Options.  Subject to the approval of the Compensation Committee, and applicable law, rules and regulations to which the Company is subject, Executive will be granted a non-qualified stock option (the “Option”) to purchase 200,000 shares of the Company’s common stock as soon as reasonably practicable following the Commencement Date.  The Option shall be issued in accordance with, and subject to, the terms and conditions of the SIRVA, Inc. Omnibus Stock Incentive Plan (as amended, the “Plan”), and will be evidenced by a stock option agreement entered into by and between the Company and Executive.  The Option will vest and become exercisable in four equal installments beginning on the first anniversary of the grant date, and otherwise in accordance with, and subject to, the Plan and applicable option agreement.

(ii)           Restricted Stock.  Subject to the approval of the Compensation Committee, and applicable law, rules and regulations to which the Company is subject, Executive will be granted 60,000 shares (the “Restricted Stock”) of the Company’s common stock as soon as reasonably practicable following the Commencement Date.  The Restricted Stock shall be issued in accordance with, and subject to, the terms and conditions of the Plan, and will be evidenced by a restricted stock agreement entered into by and between the Company and Executive.  The Restricted Stock will vest in five equal installments beginning on the first anniversary of the grant date, and otherwise in accordance with, and subject to, the Plan and applicable restricted stock agreement.

5.             Employee Benefits.

During the Employment Period, Executive shall be entitled to participate in any tax-qualified defined contribution plan, all insurance programs, and all medical and other health and welfare benefit plans, in each case, maintained by the Company for its senior executives on terms and conditions set forth in such plans (as amended from time to time).

6.             Perquisites and Expenses.

(a)           Generally.  During the Employment Period and subject to the Expense Policy (as defined below), the Company shall pay for or reimburse Executive for the cost of an automobile (including maintenance), which shall not exceed $12,000 in any calendar year.  Executive will be grossed-up for any income taxes imposed as a result of Executive’s use of such automobile during the Employment Period, using actual income tax rates applicable to Executive for the applicable calendar year, which shall be payable in accordance with the Company’s policies in effect from time to time.  During the Employment Period, Executive shall be entitled to participate in all other perquisite programs maintained by the Company from time to time for its senior executives, on a basis that is commensurate with Executive’s position and duties with the Company hereunder, and on the terms and conditions then prevailing under such programs, including Tier I executive relocation benefits, the AYCO financial planning package and up to $1,500 for an annual executive physical.  As soon as reasonably practicable after the Commencement Date, but in no event later than 30 days after such date, Executive shall also receive a lump sum payment in cash of $70,000 to cover Executive’s moving expenses, which shall be grossed-up for any income taxes, using actual income tax rates applicable to Executive for the calendar year of payment.

(b)           Business Travel, Lodging, etc.  The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its senior executives as in effect from time to time (the “Expense Policy”).

(c)           Vacation.  During the Employment Period, Executive shall be entitled to four weeks of paid vacation per calendar year, without carryover accumulation, which shall accrue in equal installments on a monthly basis.

7.             Termination of Employment.

(a)           Termination Due to Death, Disability.  In the event that Executive’s employment hereunder terminates due to Executive’s death or is terminated by the Company due to Executive’s Disability, Executive shall be entitled to receive only the payments or benefits specified in Section 7(f)(i).  For purposes of this Agreement, “Disability” shall have the same meaning given to such term in the Company’s long-term disability plan.

(b)           Termination by the Company.  The Company may terminate Executive’s employment with the Company with or without Cause.  “Cause” shall mean (i) Executive’s willful failure to substantially perform Executive’s duties hereunder (other than any such failure due to Executive’s physical or mental illness) after at least 30 days’ written notice to Executive specifying such failure in reasonable detail, and Executive’s failure to cure such failure, (ii) Executive’s engaging in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates or any of their interests, (iii) Executive’s breach of any fiduciary duty owed to, or fraud with respect to, the Company or any of its affiliates, (iv) Executive’s indictment for or conviction of, or entering a plea of guilty or nolo contendere to, a felony or other serious crime and (v) Executive’s material breach of any of Executive’s obligations hereunder, under any other written agreement or covenant with the Company (including, without limitation, the Confidentiality Agreement), or under any written policy, program or code of the Company.

(c)           Termination by Executive.   Executive may terminate his employment with the Company with or without Good Reason.  “Good Reason” shall mean a termination by Executive of Executive’s employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 30 days following the occurrence, without Executive’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s written notice within 30 days of receipt of such notice:  (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial and sustained diminution of duties that Executive is to assume on the Commencement Date, (ii) a reduction in the rate of Executive’s Base Salary and (iii) the Company’s material breach of any of its obligations hereunder.

(d)           Notice of Termination.  Any termination of Executive’s employment by the Company pursuant to Section 7(a) or 7(b), or by Executive pursuant to Section 7(b), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement.  A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected.

(e)           Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, and (ii) if Executive’s employment is terminated for any other reason, the latest of the date on which Notice of Termination is given, the date of termination specified in such notice and the date any applicable correction period ends, provided that if Executive’s employment with the Company is terminated by Executive without Good Reason, the date that is 90 days after the date on which Notice of Termination is given as contemplated by Section 7(d) or, if no such notice is given, 90 days after the date of termination of employment.

(f)            Payments Upon Certain Terminations.

(i)            Termination Due to Death or Disability.  If Executive’s employment shall terminate due to Executive’s death or if the Company terminates Executive’s employment due to Disability, in each case, during the Employment Period, the Company shall pay to Executive (or, following Executive’s death, Executive’s beneficiaries):

(A)          any accrued and unpaid Base Salary and vacation earned through the Date of Termination (the “Accrued Obligations”), on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day), plus

(B)           a cash payment (the “Pro-Rata Bonus”) equal to a pro rata portion of Executive’s annual bonus opportunity under the MIP for the fiscal year of the Company that includes the Date of Termination, based on Company performance through the Date of Termination and the number of days Executive was employed by the Company during such fiscal year (as determined by the Compensation Committee in its sole discretion), on the same date as other senior executives receive their annual bonuses under the MIP for the fiscal year of the Company that includes the Date of Termination, plus

(C)           Notwithstanding anything to the contrary contained in the Plan or the applicable option or restricted stock agreement, 50% of any remaining unvested portion of the Option and the Restricted Stock will vest (and, in the case of the Option, become exercisable) as of the Date of Termination, and such Option and Restricted Stock will otherwise remain subject to the terms and conditions of the Plan and the applicable option and restricted stock agreement, as the case may be.

(ii)           Termination Without Cause or For Good Reason or Non-Renewal.  If the Company terminates Executive’s employment without Cause or if the Executive terminates Executive’s employment for Good Reason, or if the Company gives the notice contemplated by 2(a) not to extend the Employment Period, in each case, during the Employment Period, the Company shall pay (or provide) to Executive:

(A)          the Accrued Obligations, on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day), plus

(B)           the Pro-Rata Bonus on the same date as other senior executives receive their annual bonuses under the MIP for the fiscal year of the Company that includes the Date of Termination, plus

(C)           Base Salary for the period ending on the earlier of (I) 12 months after the Date of Termination and (II) the date Executive accepts new employment (or consulting arrangement) with a base salary (or consulting fee) equal to or greater than 80% of Base Salary, which shall be payable in installments on the Company’s regular payroll dates, provided that, if such termination occurs within two years following a Change of Control (as defined in the Plan), Executive shall instead receive a cash payment equal to Base Salary in a lump sum on the 30th day after the Date of Termination (or, if such day is not a business day, the next business day after such day), plus

(D)          Notwithstanding anything to the contrary contained in the Plan or the applicable option or restricted stock agreement, 50% of any remaining unvested portion of the Option and the Restricted Stock will vest (and, in the case of the Option, become exercisable) as of the Date of Termination, and such Option and Restricted Stock will otherwise remain subject to the terms and conditions of the Plan and the applicable option and restricted stock agreement, as the case may be, plus

(E)           continued welfare benefits referred to in Section 5 to the extent permitted under applicable law and the plans governing such benefits for the period ending on the earlier of (I) 12 months after the Date of Termination and (II) the date Executive accepts new employment with a base salary equal to or greater than 80% of Base Salary.

(iii)          Termination For Cause or Without Good Reason.  If the Company terminates Executive’s employment for Cause or Executive terminates Executive’s employment without Good Reason, in each case, during the Employment Period, the Company shall pay Executive the Accrued Obligations on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day).

(iv)          Release.  Notwithstanding anything to the contrary contained in this Agreement, and except in the case of Executive’s death or with respect to payments of the Accrued Obligations, no amounts shall be payable (or any benefits shall be received) pursuant to this Section 7 unless and until Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company, provided, however, that such release shall not affect the Company’s obligations under Section 9.

(v)           Effect of Termination on Other Plans and Programs.  In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant during Executive’s employment with the Company in accordance with the terms thereof, provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus, severance or incentive compensation and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice.

(g)           Resignation Upon Termination.  Effective as of any Date of Termination or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all directorships and positions then held by Executive with the Company and its Affiliates unless otherwise requested by the Company.

(h)           Suspension; Cessation of Professional Activity.  Notwithstanding anything to the contrary contained in this Agreement, if a disciplinary matter arises involving Executive, the Company may relieve Executive of Executive’s duties and responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company, provided that Executive shall continue to receive the compensation and benefits specified herein.  Upon delivery of a Notice of Termination by any party the Company may relieve Executive of Executive’s responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company.

8.             Entire Agreement.

This Agreement (and the other documents referred to herein) constitutes the entire agreement among the Company and its Affiliates, on the one hand, and the Executive, on the other hand, with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and its Affiliates, on the one hand, and the Executive, on the other hand, with respect thereto. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person) are merged herein and superseded hereby.

9.             Indemnification.

The Company hereby agrees that it shall indemnify and hold harmless Executive for claims and expenses to the fullest extent permitted by the Company’s Certificate of Incorporation and its By-Laws.

10.           Miscellaneous.

(a)           Taxes; Section 409A.  All amounts payable hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.  It is intended that this Agreement, and the rights and obligations created hereunder shall comply with section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”) and the regulations promulgated thereunder so as not to subject the Executive to the payment of interest or any additional tax under section 409A of the Code.  In furtherance thereof, if payment of any amount hereunder that is subject to section 409A of the Code at the time specified in this Agreement would subject such amount to any additional tax under section 409A of the Code, the payment of such amount shall be postponed to the earliest commencement date on which the payment of such amount could be paid without incurring such additional tax.  If the immediately preceding sentence requires a deferral of any amount, any payments so deferred shall accumulate and accrue interest, compounded annually, at the applicable federal short-

term rate specified under section 1274(d) of the Code from the date such payments would otherwise have been made.  In addition, to the extent that any regulations or other guidance issued under section 409A of the Code (after application of the preceding sentences of this Section 10(a) after the date hereof would result in Executive being subject to the payment of interest or any additional tax under section 409A of the Code, the parties hereto agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under section 409A of the Code, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Executive, provided that it does not materially increase the obligation of the Company hereunder.

(b)           Return of Documents.  In the event of the termination of Executive’s employment, Executive shall deliver to the Company (i) all property of each of the Company and its Affiliates then in Executive’s possession, and (ii) all documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information (as defined in the Confidentiality Agreement).

(c)           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 10(c).  The Company may effect such an assignment without prior written approval of Executive (i) upon the transfer of all or substantially all of its business and/or assets (by whatever means), (ii) to any Affiliate of the Company, and (iii) in the event of any merger, consolidation, amalgamation, or other transaction to which the Company is a party.

(d)           Governing Law; Waiver of Jury Trial.

(i)            Governing Law; Consent to Jurisdiction.  This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Illinois, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Illinois located in the County of DuPage solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(d)(ii).

(e)           Amendments; Waiver.   No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by the Board or a person authorized thereby.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall he deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)            Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, First class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in writing to the other party in accordance with the terms hereof):

(A)          If to the Company, to it at:

SIRVA, Inc.
700 Oakmont Lane
Westmont, IL 60559
Tel:  (630) 468-4743
Fax: (630) 570-3390
Attention: General Counsel

(B)           If to Executive, to him at Executive’s residential address as currently on file with the Company.

(h)           Survival.  The Company and Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Sections 9 and 10, shall survive the expiration of the Employment Period in accordance with their terms.

(i)            Conditions Precedent.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement will not become effective unless and until the Company conducts and Executive completes to Company’s satisfaction, the Company’s standard and customary drug screen tests and background checks. Once Executive completes and passes the drug screen tests and background checks, the commencement date of the Agreement shall remain the effective date first stated above.

(j)            Further Assurances.  Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(k)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(l)            Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

— Signature page follows —

IN WITNESS WHEREOF, the Company has duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

SIRVA INC.

By:	/s/ Todd Schorr
Name: Todd Schorr
Title: Senior Vice President Human Resources

EXECUTIVE

/s/ J. Michael Kirksey
J. Michael Kirksey